Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 19, 2018, relating to the financial statements and financial statement schedule of Hi-Crush Partners LP and the effectiveness of Hi-Crush Partners LP’s internal control over financial reporting, appearing in or incorporated by reference in the Annual Report on Form 10-K of Hi-Crush Partners LP for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

November 15, 2018